Exhibit 4.1
Execution Version

Otter Tail Corporation

Amendment No. 4
Dated as of July 29, 2010
to
Note Purchase Agreement
Dated as of February 23, 2007

Re: $50,000,000 Senior Note
due November 30, 2017

Amendment No. 4 to Note Purchase Agreement
     This Amendment dated as of July 29, 2010 and made effective as of June 30, 2010 (the or this “Amendment”) to the Note Purchase Agreement dated as of February 23, 2007 is between Otter Tail Corporation, a Minnesota corporation (the “Company”), and Cascade Investment, L.L.C. (“Cascade”).
Recitals:
     A. The Company and Cascade have heretofore entered into the Note Purchase Agreement, dated as of February 23, 2007, as amended by a letter agreement dated December 14, 2007, an Amendment No. 2 dated as of June 30, 2009, and an Amendment No. 3 dated as of June 23, 2010 (as so amended, the “Note Purchase Agreement”). The Company has heretofore issued the $50,000,000 8.89% Senior Note due November 30, 2017 (the “Note”) pursuant to the Note Purchase Agreement.
     B. The Company and Cascade now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.
     C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement (as amended hereby) unless herein defined or the context shall otherwise require.
     Now, therefore, in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and Cascade do hereby agree as follows, which agreement shall become effective as of the Effective Time (as defined below) upon the full and complete satisfaction of each of the conditions precedent set forth in Section 3.1 hereof:
ARTICLE I
AMENDMENT
     Section 1.1. Effective as of the Effective Time, the definition of “Consolidated Net Income” set forth in Annex A to the Note Purchase Agreement shall be amended by deleting clause (f) in its entirety, replacing it with clauses (f) and (g) to read as set forth below, and relettering existing clauses (g), (h), (i), (j) and (k) as clauses (h), (i), (j), (k) and (l), respectively:
(f)	any gains resulting from any write-up of any assets;
(g)	any impairment charge or write-off of any assets of the Company or any Subsidiary, including any charge or write-off related to intangible assets, long-lived assets or investments, including pursuant to Financial Accounting Standards Board Statement No. 142 “Goodwill and Other Intangible Assets” or Financial Accounting Standards Board Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” and the amortization of intangibles arising pursuant to the Financial Accounting Standards Board Statement No. 141 “Business Combinations”;

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 2.1. To induce Cascade to execute and deliver this Amendment (which representations shall survive the execution and delivery of this Amendment), the Company represents and warrants to Cascade that:
     (a) (i) this Amendment has been duly authorized by all requisite corporate action on the part of the Company, and (ii) this Amendment has been executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;
     (b) each of the Note Purchase Agreement, as amended by this Amendment, and the Note, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;
     (c) the execution and delivery by the Company of this Amendment and the performance by the Company of its obligations under this Amendment will not (A) violate the Articles of Incorporation of the Company, as amended, or Bylaws of the Company, as amended, (B) violate Section 673 of the Minnesota Business Corporation Act (the “MBCA”) or Minnesota Statutes Section 216B.48, or (C) violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, any contract, permit, order or other law applicable to the Company, except (as to clause (C) only) for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. No approval or consent, filings, notifications, waivers or exemptions on the part of any (A) Minnesota, North Dakota or South Dakota or (B) New York or federal, governmental authority is required to be obtained or made by the Company in connection with the execution and delivery by it of this Amendment and the performance by the Company of its obligations under this Amendment, except such as have been obtained or made;
     (d) as of the date hereof and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing;
     (e) all the representations and warranties contained in Article V of the Note Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof, except as set forth on Schedule A hereto; and
     (f) none of the Material Subsidiaries listed on Schedule 1 to the Note Purchase Agreement are Subsidiaries of Otter Tail Power Company.

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ARTICLE III
CONDITIONS TO EFFECTIVENESS OF THIS AMENDMENT
Section 3.1. Conditions Precedent. The amendments contained in this Amendment shall become effective as of June 30, 2010 (the “Effective Time”) upon delivery by the Company of, and compliance by the Company with, the following:
     (a) executed counterparts of this Amendment, duly executed by the Company and Cascade, shall have been delivered to Cascade;
     (b) (i) the representations and warranties of the Company set forth in Section 2.1 hereof are true and correct on and with respect to the date hereof and at the Effective Time, and (ii) the Company shall have complied with all of the obligations contained in this Amendment;
     (c) no Default or Event of Default under the Note Purchase Agreement has occurred and is continuing;
     (d) Cascade shall have received the favorable opinions of counsel to the Company as to the matters set forth in Sections 2.1(a), 2.1(b) and 2.1(c) hereof, which opinions shall be in form and substance satisfactory to Cascade and shall cover the matters set forth in Exhibit A to this Amendment attached hereto;
     (e) the Company shall have paid the reasonable fees, charges and disbursements of Cascade’s special counsel, Cleary Gottlieb Steen & Hamilton LLP, in connection with the negotiation, preparation, approval, execution and delivery of this Amendment to the extent reflected in a statement of such counsel rendered to Cascade and delivered to the Company; and
     (f) the Company shall have paid to Cascade a mutually agreed upon fee, which shall be non-refundable.
ARTICLE IV
PAYMENT OF NOTEHOLDER’S COUNSEL FEES AND EXPENSES
     Section 4.1. The Company agrees to pay upon demand, the reasonable fees and expenses of Cleary Gottlieb Steen & Hamilton LLP, counsel to Cascade, in connection with the negotiation, preparation, approval, execution and delivery of this Amendment.
ARTICLE V
NOTEHOLDER REPRESENTATIONS AND WARRANTIES
     Section 5.1. Cascade represents that it holds all of the outstanding principal amount of the Note.
ARTICLE VI
MISCELLANEOUS
     Section 6.1. This Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this Amendment,

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all terms, conditions and covenants contained in the Note Purchase Agreement and the Note are hereby ratified and shall be and remain in full force and effect.
     Section 6.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Note Purchase Agreement without making specific reference to this Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires.
     Section 6.3. The descriptive headings of the various Sections or parts of this Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
     Section 6.4. This Amendment shall be governed by and construed in accordance with New York law.
     Section 6.5. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.
     Section 6.6. This Amendment shall terminate and have no effect on the Note Purchase Agreement and the Note if the Effective Time has not occurred by July 30, 2010.
[Remainder of page intentionally left blank]

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     The foregoing is hereby agreed to as of the date hereof.

Otter Tail Corporation
By:	/s/ Kevin G. Moug
Kevin G. Moug
Chief Financial Officer

ACCEPTED AND AGREED TO:
CASCADE INVESTMENT, L.L.C.

By:	/s/ Alan Heuberger
	Name:	Alan Heuberger
	Title:	Authorized Representative

(signature page to Amendment No. 4 to Note Purchase Agreement)

SCHEDULE A
(to Amendment No. 4 to Note Purchase Agreement)
Exceptions to Representations and Warranties
as applied to Otter Tail Corporation upon and after
consummation of the Permitted Reorganization
1.	The information provided in each Schedule delivered to Cascade as required by Section 5.1(g)(i) of the Amendment is true and correct only as of the date of delivery thereof, notwithstanding any statement to the contrary in Article V of the Note Purchase Agreement.
2.	For purposes of Section 5.7, no order of the Minnesota Public Utilities Commission approving the capital structure of Otter Tail Corporation is required.
3.	With respect to Section 5.19, Otter Tail Corporation was incorporated in June 2009 and will not be subject to SEC reporting requirements until the Effective Time.
4.	With respect to Section 5.20, Otter Tail Corporation was incorporated in June 2009.

EXHIBIT A
(to Amendment No. 4 to Note Purchase Agreement)
DESCRIPTION OF OPINION OF DORSEY & WHITNEY LLP
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Cascade Investment, L.L.C.
2365 Carillon Point
Kirkland, Washington 98033
Ladies and Gentlemen:
     We have acted as special counsel to Otter Tail Corporation, a Minnesota corporation (the “Company”), in connection with that certain Amendment No. 4 dated as of July 29, 2010, to the Note Purchase Agreement dated as of February 23, 2007 (the “Amendment”), between the Company and Cascade Investment, L.L.C. (“Cascade”), which amends that certain Note Purchase Agreement, dated as of February 23, 2007 (the “Original Note Purchase Agreement”), as amended by a letter agreement dated December 14, 2007 (the “Letter Agreement”), Amendment No. 2 dated as of June 30, 2009 (“Amendment No. 2”), and Amendment No. 3 dated as of June 23, 2010 (“Amendment No. 3”) (the Original Note Purchase Agreement, as amended by the Letter Agreement, Amendment No. 2 and Amendment No. 3, being referred to herein as the “Note Purchase Agreement”), between the Company and Cascade relating to the issuance and sale by the Company of its 8.89% Senior Note due November 30, 2017 in the aggregate principal amount of $50,000,000 (the “Note”; the Amendment, the Note Purchase Agreement and the Note may be referred to herein as the “Transaction Documents”). This opinion is being delivered to you pursuant to Section 3.1 of the Amendment. Capitalized terms used herein, except as otherwise specifically defined herein, are used with the same meaning as defined in the Note Purchase Agreement, as amended by the Amendment.
     In connection with this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.
     In rendering the opinions expressed below, we have assumed, with Cascade’s permission and without verification:
(a)	the authenticity of all documents submitted to us as originals,

(b)	the genuineness of all signatures,

(c)	the legal capacity of natural persons,

(d)	the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies,

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(e)	the accuracy as to factual matters of the representations and warranties of the Company and Cascade contained in the Transaction Documents,

(f)	that all conditions precedent to the effectiveness of the Amendment have been satisfied or waived,

(g)	that each party to the Transaction Documents is validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party,

(h)	that the execution and delivery of the Transaction Documents has been duly authorized by all necessary corporate action and proceedings on the part of each party to the Transaction Documents, and the Transaction Documents have been duly executed and delivered by each party to the Transaction Documents,

(i)	that execution, delivery and performance of the Transaction Documents does not violate any provision of the articles or certificate of incorporation, by-laws or other organizational documents of any party to the Transaction Documents or require the approval of such party’s shareholders, except any approval which has been obtained and remains in effect,

(j)	that each of the Transaction Documents constitutes the valid and binding obligation of each of the parties thereto other than the Company, enforceable against such parties in accordance with their respective terms,

(k)	that the execution and delivery by the Company of, and performance of its respective obligations under, each Transaction Document to which the Company is a party will not violate any order of any governmental authority to which the Company is subject or (except as provided in numbered paragraphs 3, 4 and 5) the laws under which the Company is organized, and

(l)	that the execution and delivery by the Company of, and performance of its respective obligations under, each Transaction Document to which the Company is a party will not constitute or result in a breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in any encumbrance pursuant to, or affect the validity or effectiveness of any contract, permit, order or (except as provided in numbered paragraphs 3, 4 and 5) other law applicable to the Company.
     Our opinions expressed below as to certain factual matters are qualified as being limited “to our knowledge” or by other words to the same or similar effect. Such words, as used herein, mean that prior to or during the course of this firm’s representation of the Company in connection with the specific transactions contemplated by the Note Purchase Agreement, as amended by the Amendment, no contrary information came to the attention (but not including any constructive or imputed notice) of the attorneys currently with our firm who have given substantive attention to matters on behalf of the Company. In rendering such opinions, we have not conducted any independent investigation of the Company, consulted with other attorneys in

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our firm with respect to the matters covered thereby, or reviewed any of our prior files involving the Company. Finally, no inference as to our knowledge with respect to the factual matters upon which we have so qualified our opinions should be drawn from the fact of our representation of the Company.
     Based on the foregoing, we are of the opinion that:
          1. The Amendment constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.
          2. Each of the Note Purchase Agreement, as amended by the Amendment, and the Note constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms. Notwithstanding the execution of the Amendment, pursuant to the Sections 4(a) and 4(c) of the Guaranty Agreement, the guaranty under the Guaranty Agreement by each of the Subsidiary Guarantors listed in Schedule 5.4 to the Note Purchase Agreement remains in full force and effect.
          3. No approval or consent of, filing with, notification to, or waiver or exemption from, any Minnesota, New York or federal governmental authority (other than any Minnesota, New York or federal governmental authority regulating public utilities or public utility holding companies, as to which we express no opinion) is required to be obtained or made by the Company in connection with its execution and delivery of the Amendment or the performance by the Company of its obligations pursuant to the Note Purchase Agreement, as amended by the Amendment, except for such approvals, consents, filings, notifications, waivers or exemptions as have been obtained or made and except that we express no opinion regarding any federal securities laws (other than as provided in our opinion in paragraph 5, below), or the securities or “Blue Sky” laws of any state.
          4. Assuming the accuracy and performance of, and compliance with, the representations, warranties and agreements of the Company and Cascade in the Note Purchase Agreement, as amended by the Amendment, the issuance and delivery of the Note under the circumstances contemplated by the Note Purchase Agreement, as amended by the Amendment, do not, under existing law, require the registration of the Note under the Securities Act of 1933.
          5. The Company is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, and to our knowledge, based solely on our review of the statements of beneficial ownership of the Company’s stock filed as of the date hereof with the SEC, and in reliance upon certificates of officers of the Company, the Company is not “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     The opinions set forth above are subject to the following qualifications and exceptions:
(a) Our opinions above in paragraphs 1 and 2 are subject to the effect of any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, statutes of limitation or other similar laws and judicial decisions affecting or relating to the rights of creditors generally.

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(b) Our opinions above in paragraphs 1 and 2 above are subject to the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). In addition, the availability of specific performance, injunctive relief, the appointment of a receiver or other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought.
(c) We express no opinion as to the enforceability of provisions in the Transaction Documents to the extent they contain obligations of the Company to pay any prepayment premium, default interest rate or other form of liquidated damages if the payment of such premium, interest rate or damages may be construed as unreasonable in relation to the actual damages or disproportionate to actual damages suffered by the Purchaser as a result of such prepayment or default.
(d) We express no opinion as to the enforceability of the 2001 Note Purchase Agreement and any Credit Agreement which may be deemed to be incorporated by reference into the Note Purchase Agreement pursuant to Section 10.7 of the Note Purchase Agreement or as to the effect such incorporation may have on the enforceability of the Note Purchase Agreement or the Note.
(e) We express no opinion as to the validity, binding effect or enforceability of (i) any provision of the Transaction Documents related to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for such person’s or entity’s negligence or willful misconduct, (iv) cumulative remedies to the extent such cumulative remedies purport to compensate, or would have the effect of compensating, the party entitled to the benefits thereof in an amount in excess of the actual loss suffered by such party, (v) provisions providing that waivers or consents by a party may not be given effect unless in writing or that one or more waivers may not under certain circumstances constitute a wavier of other matters of the same kind, or (vi) terms purporting to establish evidentiary standards.
(f) We express no opinion as to compliance or the effect of noncompliance by Cascade with any state or federal laws or regulations applicable to Cascade in connection with the transactions described in the Transaction Documents.
(g) In rendering our opinion in paragraph 3 above, we do not express any opinion with respect to any approval or consent of, filing with, notification to, or waiver or exemption from, any Minnesota, New York or federal governmental

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authority required generally in connection with the business or operations of the Company.
     The opinions expressed above are limited to the laws of the States of Minnesota and New York and the federal laws of the United States and we express no opinion as to the laws of any other jurisdiction.
     The opinions expressed herein are based on an analysis of existing laws and court decisions and cover certain matters not directly addressed by such authorities. This opinion is solely for the benefit of the addressee hereof in connection with the transaction described in the first paragraph of this letter, may not be relied upon by the addressee hereof for any other purpose, and may not be relied upon or used by, circulated, quoted, or referred to, nor may copies hereof be delivered to, another person for any purpose without our prior written approval, provided, however, that such permitted reliance shall not imply or establish an attorney-client relationship between such relying party and this firm with respect to the Transaction Documents or the transactions contemplated thereby, and such relying party by relying on our opinion disclaims any such attorney-client relationship with respect to the Transaction Documents or the transactions contemplated thereby. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention, or any changes in the law taking effect, after the date hereof.

Very truly yours,

DESCRIPTION OF OPINION OF GENERAL COUNSEL
OF THE COMPANY
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Cascade Investment, L.L.C.
2365 Carillon Point
Kirkland, Washington 98033
Ladies and Gentlemen:
     I have acted as counsel to Otter Tail Corporation, a Minnesota corporation (the “Company”), in connection with that certain Amendment No. 4 dated as of July 29, 2010 to Note Purchase Agreement dated as of February 23, 2007 (the “Amendment No. 4”), between the Company and Cascade Investment, L.L.C. (“Cascade”), which amends that certain Note Purchase Agreement, dated as of February 23, 2007 (the “Original Note Purchase Agreement”), as amended by a letter agreement dated December 14, 2007 (the “Letter Agreement”), Amendment No. 2 dated as of June 30, 2009 (“Amendment No. 2”) and Amendment No. 3 dated as of June 23, 2010 (“Amendment No. 3”) (the Original Agreement, as amended by the Letter Agreement, Amendment No. 2 and Amendment No. 3 being referred to herein as the “Note Purchase Agreement”), between the Company and Cascade relating to the issuance and sale by the Company of its 8.89% Senior Note due November 30, 2017 in the aggregate principal amount of $50,000,000. This opinion is being delivered to you pursuant to Section 3.1(d) of the Amendment No. 4. Capitalized terms used herein, except as otherwise specifically defined herein, are used with the same meaning as defined in the Note Purchase Agreement.
     In connection with this opinion I have examined such documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.
     In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures (other than the signatures of officers of the Company) and the conformity to authentic originals of all documents submitted to me as copies. I also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. I have also assumed that all conditions precedent to the effectiveness of Amendment No. 4 have been satisfied or waived contemporaneously with the delivery of this opinion letter. As to questions of fact material to my opinion, I have relied upon representations and certificates of officers and other employees of the Company and its subsidiaries (in each case known by me to have authority to make such representations and certifications on behalf of the Company), and certificates of public officials.

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Based on the foregoing, I am of the opinion that:
1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary, except where failure to be so licensed or to so qualify or to be in good standing would not result in a Material Adverse Effect.

2.	No approval or consent of, filing with, notification to, or waiver or exemption from, any Minnesota or North Dakota governmental authority or any Minnesota, North Dakota or other federal governmental authority regulating public utilities or public utility holding companies, is required to be obtained or made by the Company in connection with its execution and delivery of Amendment No. 4 or the performance by the Company of its obligations pursuant to the Note Purchase Agreement, as amended by Amendment No. 4, except for such approvals, consents, filings, notifications, waivers or exemptions as have been obtained or made.

3.	The execution and delivery by the Company of Amendment No. 4 and the performance by the Company of its obligations under Amendment No. 4 will not (a) violate the articles of incorporation or bylaws of the Company, (b) violate Section 673 of the Minnesota Business Corporation Act or Minnesota Statutes Section 216B.48, or (c) violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, any contract, permit, order or other law applicable to the Company, except (as to clause (c) only) for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a Material Adverse Effect and except that I express no opinion regarding any federal securities laws or the securities or “Blue Sky” laws of any state.

4.	The execution and delivery by the Company of Amendment No. 4 and the performance by the Company of its obligations under the Note Purchase Agreement, as amended by Amendment No. 4, have been duly authorized by all requisite corporate actions on the part of the Company, and Amendment No. 4 and has been duly executed and delivered by the Company.

5.	There is no litigation pending or, to the best of my knowledge, threatened which in my opinion could reasonably be expected to have a Material Adverse Effect on the Company or that would impair the ability of the Company to comply with the provisions of the Note Purchase Agreement.

6.	Notwithstanding the execution of Amendment No. 4, pursuant to Sections 4(a) and 4(c) of the Guaranty Agreement, the guaranty under the Guaranty Agreement

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by each of the Subsidiary Guarantors listed in Schedule 5.4 to the Note Purchase Agreement remains in full force and effect.
     The opinions expressed above are limited to the laws of the States of Minnesota and North Dakota and the federal laws of the United States. I express no opinion as to the laws of any other jurisdiction.
     The foregoing opinions are being furnished to you solely for your benefit (and the benefit of your successors and assigns) and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent.

Very truly yours, George A. Koeck General Counsel and Corporate Secretary